EXHIBIT 1.4


Hanson PLC
Hanson Australia Funding Limited                      28 April 2003
Hanson Finance America, Inc.
c/o Hanson PLC                                        Partner
1 Grosvenor Place                                     K Astridge
London  SW1X 7JH                                      Direct line
England                                               +44 (0)20 7778 7185

Dear Sirs

US$1,500,000,000 DEBT PROGRAMME

In connection with the registration under the Securities Act of 1933, as amended (the "ACT"), pursuant to a shelf registration statement on Form F-3 (File No. 333-98517) (the "REGISTRATION STATEMENT") and the Prospectus Supplement dated 28 April 2003, which is to form part of the Registration Statement relating to the $150,000,000 of guaranteed debt securities due 2013 (the "SECURITIES") of Hanson Australia Funding Limited (ACN 101 589 137) (the "COMPANY"), as legal advisers to the Company, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

1 The Company is incorporated and validly existing under the laws of the Commonwealth of Australia.

2 When the Securities have been duly executed and authenticated in accordance with the Indenture relating to the securities (dated 18 March 2003) ("INDENTURE"), the Guarantees have been endorsed on the Securities and executed as contemplated in such Indenture and the Securities have been issued and sold as contemplated in the Registration Statement, and subject to the assumptions and qualifications set out in our opinion to be issued pursuant to the Underwriting Agreement for the Securities (a draft of which is annexed as Appendix A to the Underwriting Agreement), the Securities will constitute valid and legally binding obligations of the Company.


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Hanson PLC                                                         28 April 2003
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The foregoing opinion is based on the laws of the State of New South Wales and the Commonwealth of Australia in force on this date, and in rendering it we have, with your approval, relied as to all matters governed by the laws of the United States or the State of New York upon the opinion of Weil, Gotshal & Manges, counsel to Hanson PLC delivered to the Company, among others, on this date. This opinion may be relied upon by Weil, Gotshal & Manges with respect to the opinion to be given by them in connection with the issuance of the Securities.

We hereby consent to the incorporation by reference of this opinion into the Registration Statement and to the references to Mallesons Stephen Jaques in the Prospectus (including the Prospectus Supplement relating to the Securities) which is part of the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Act.

Yours faithfully

/s/ Mallesons Stephen Jaques